Exhibit 99.1
News Release

Investor Contact: Phone: Email:	Don Washington Director, Investor Relations and Corporate Communications 704-731-1527 don.washington@enproindustries.com	EnPro Industries 5605 Carnegie Boulevard Charlotte, North Carolina 28209-4674 Phone: 704 731 1500 Fax: 704-731-1511 www.enproindustries.com
EnPro Industries Reports Double Digit Increases in
Sales and Segment Profits for Full Year and Fourth Quarter of 2006
•	Fourth quarter sales increase by 18% to $245 million; full year sales grow 11% to $928 million

•	Segment profits exceed $37 million and segment margins reach 15.3% in fourth quarter; for full year, segment profits reach $143 million as segment margins grow to 15.4%

•	Operating activities generate cash flows of $76 million in 2006

•	Asbestos expense of $10.65 a share results in net loss of $7.60 a share in 2006

•	Increased asbestos expenses reflect adjustment to liability estimate

•	Before asbestos-related expenses and other selected items, earnings per share in 2006 increase 27% over 2005 to $3.09 a share
CHARLOTTE, N.C., February 15, 2007 — EnPro Industries (NYSE: NPO) today reported that its financial results for the quarter and year ended December 31, 2006 set records for fourth quarter and full year sales, segment profits and segment profit margins.
“A strong fourth quarter helped us complete our best year ever,” said Ernie Schaub, president and chief executive officer. “We had solid organic growth throughout the year, we benefited from acquisitions, we made investments in our operations and we continued to build upon the skills that will ensure our success in the future.”
Although EnPro reported record sales and segment income for both the quarter and year ended December 31, 2006, it reported net losses for both periods, reflecting a charge associated with an increase in the estimated asbestos liability of its subsidiaries. The company previously recorded the liability at the low end of a broad, 10-year range of possible liabilities provided by an outside expert. However, in the fourth quarter of 2006, based on its experience over the past two years and a review of its own model that estimates the liability, the company now believes that its model produces the best estimate within the range. The company has adjusted the liability accordingly. As a result, in the fourth quarter EnPro recorded a total charge of $305.1 million before tax ($190.7 million after tax), and increased the estimated liability at December 31, 2006 to $568 million.
“During the quarter, we and our expert reviewed both the expert’s estimated liability and the historical internal estimates we use to set targets for our asbestos claims management strategy,” Schaub said. “The review found our estimates to be within the expert’s range but a more accurate predictor of the liability than the low end of the range. As a result, we concluded and our expert agreed that our model provides the best estimate of our liability for the next 10 years.”
Schaub noted that asbestos-related fees and administrative expenses are not included in the estimate and will continue to be charged to income as they are incurred. The recent annualized average of these fees and expenses is about $30 million. In addition, he noted that updates required to maintain management’s 10-year estimate of the liability are also likely to result in charges to income. Recently, updates to the estimate have increased the liability by about $30 million a year. The expert will also continue to update his range to confirm the validity of management’s estimate.
Fourth Quarter Results
The company reported a net loss of $173.6 million, or $8.28 a share, in the fourth quarter of 2006. The loss included total asbestos-related expenses of $305.1 million before tax ($190.7 million after tax), which reduced net income by $9.07 a share. The pre-tax expenses consisted of cash charges of $6.5 million to cover legal fees and other expenses and non-cash charges of $298.6 million to cover an increase in the estimated asbestos liability of the company’s subsidiaries.
In the fourth quarter of 2005, the company reported net income of $17.5 million, or $0.82 a share.
Before asbestos-related expenses and other selected items, income in the fourth quarter of 2006 was $17.6 million, or $0.81 a share, a 41% improvement over the fourth quarter of 2005 when income before asbestos-related expenses and other selected items was $12.5 million, or $0.59 a share. A table showing the effect of asbestos-related expenses and other selected items on net income is attached to this release.
Sales in the fourth quarter were $244.8 million, an 18% increase over the fourth quarter of 2005, when they were $207.1 million. Excluding the effect of favorable foreign exchange and acquisitions, sales increased about 13% over 2005 as markets strengthened across all of the company’s segments.
Segment profits improved by 40% over the fourth quarter of 2005, growing to $37.5 million from $26.7 million, and segment margins improved to 15.3% from 12.9% a year ago as each of the company’s segments reported improvements. Segment profits and profit margins benefited from higher prices and increased productivity, as well as from acquisitions and favorable foreign exchange, which were responsible for about three percentage points of the improvements in profits. Corporate expense increased, primarily as a result of higher performance-based compensation expense in 2006 as the company achieved both long- and short-term performance objectives.
Full Year Results
For the full year of 2006, the company reported a net loss of $158.9 million, or $7.60 a share. The loss included total asbestos-related expenses of $359.4 million before tax ($224.6 million after tax), which reduced net income by $10.65 per share. The pre-tax expenses consisted of cash charges of $31.0 million to cover legal fees and other expenses and non-cash charges of $328.4 million to increase the estimated asbestos liability of the company’s subsidiaries.
In 2005 the company reported net income of $58.6 million, or $2.75 a share.
Before asbestos-related expenses and other selected items, income in 2006 was $66.6 million, or $3.09 a share, a 28% improvement over 2005, when income before asbestos-related expenses and other selected items was $51.9 million, or $2.43 a share. Please refer to the attached table to understand the effect of asbestos-related expenses and other selected items on net income and earnings per share.
Sales were $928.4 million for the year, reflecting improvements in each of the company’s business segments. Total sales for the year improved by 11% compared to 2005, when they were $838.6 million. Two percentage points of the improvement came from favorable foreign exchange and acquisitions.
Segment profits increased by 22% over 2005, improving to $142.9 million from $117.4 million. Acquisitions and favorable foreign exchange rates added about two percentage points of the improvement. Segment profit margins reached 15.4% compared to 14.0% a year ago.
“We are pleased with the performance of our operations, the effectiveness of our management strategies and the support and hard work of our employees,” said Schaub. “Our progress in 2006 shows the benefit of our effort. Healthy markets combined with effective marketing strategies and introductions of new products helped us increase sales. Our segment profit margins exceeded 15% for the full year, compared to 11% just four years ago. During the year, we completed four acquisitions and established a joint venture which will strengthen our company and open up new markets for us. Finally, we once again produced strong cash flows from our operations, which generated about the same amount of cash in 2006 as in 2005, despite higher net outflows for asbestos claims and expenses.
“We believe we are very well prepared for the future,” Schaub continued, “and we expect 2007 to be another year of improved operating performance.”
Sealing Products Segment

($ Millions)
Quarter Ended	12/30/06	12/30/05
Sales	$108.9	$93.7
Profit	$19.0	$12.4
Margin	17.4%	13.2%
Sales in the Sealing Products Segment grew by 16% in the fourth quarter, primarily as a result of increases at Garlock Sealing Technology, which benefited from strong industrial markets in North America, higher demand for Pikotek’s products from upstream oil and gas markets and increased demand at Garlock’s European operations. Sales of Stemco’s products to the heavy-duty truck market were about the same as in the fourth quarter of 2005. About two percentage points of the segment’s sales increase came from favorable foreign exchange and about three percentage points came from the inclusion of Amicon Plastics, which was acquired in the third quarter of 2006.
Segment profits in the fourth quarter improved by over 50% and profit margins grew to 17.4% from 13.2% a year ago. Profits and profit margins primarily benefited from the performances of Garlock’s North American operations and Pikotek. At Stemco, profits declined slightly and profit margins were lower, reflecting a less profitable product mix.

($ Millions)
Year Ended	12/30/06	12/30/05
Sales	$432.5	$392.9
Profit	$76.5	$66.1
Margin	17.7%	16.8%
For the full year of 2006, the Sealing Products segment reported a 10% increase in sales. The segment benefited from higher demand for most of its products and from better pricing for certain products. About two percentage points of the increase in sales came from the acquisition of Amicon.
The segment’s profits improved by about 16% and margins increased to 17.7% for the full year as operations benefited from increased volumes, better pricing and the accretive effect of the Amicon acquisition. The improvement was partially offset by higher restructuring charges associated with the modernization of Garlock’s Palmyra, New York facility.
Engineered Products

($ Millions)
Quarter Ended	12/30/06	12/30/05
Sales	$96.8	$82.6
Profit	$13.5	$10.3
Margin	13.9%	12.5%
Sales in the Engineered Products segment grew by 17% over the fourth quarter of 2005. The improvement reflects increases at Quincy Compressor, which benefited from strong demand and higher volumes in the United States, from increased sales in China, where Quincy began operations in 2004, and from the introduction of new compressor lines. GGB Bearing Technology benefited from stronger industrial markets in Western Europe as well as from favorable foreign exchange. Allwest Compressor Products, which was acquired earlier in 2006, and foreign exchange each contributed about three percentage points of the segment’s sales increase.
Profits in the segment increased by 31% over the fourth quarter of 2005 and profit margins increased to 13.9%, reflecting a strong performance by Quincy Compressor, improvements in GGB’s European operations and the inclusion of Allwest Compressor Products in the fourth quarter of 2006. Acquisitions contributed about three percentage points of the increase in the segment’s profits while favorable foreign exchange was responsible for about two percentage points of the increase.

($ Millions)
Year Ended	12/30/06	12/30/05
Sales	$391.7	$346.0
Profit	$61.5	$45.4
Margin	15.7%	13.1%
For the full year, the segment’s sales improved by 13%, reflecting strong U.S. markets for Quincy Compressor’s products, improvements in GGB’s European industrial markets and North American automotive markets, and increases at France Compressor Products, which benefited primarily from the inclusion of Allwest Compressor Products. The inclusion of Allwest added about two percentage points to the segment’s sales growth.
Profits in the segment increased by 35% and profit margins rose to 15.7% in 2006, reflecting the benefits of higher volumes, improved efficiencies and better pricing for certain products, as well as the inclusion of Allwest in the segment, which added about two percentage points to the segment’s increase in profits.
Engine Products and Services

($ Millions)
Quarter Ended	12/30/06	12/30/05
Sales	$39.4	$31.0
Profit	$5.0	$4.0
Margin	12.7%	12.9%
The Engine Products and Services segment reported a 27% increase in sales in the fourth quarter as a result of increased shipments of engines and associated items, compared to 2005. The segment’s profits improved by 25%, reflecting a better operating performance, but margins declined slightly as higher engine shipments resulted in a less favorable product mix.

($ Millions)
Year Ended	12/30/06	12/30/05
Sales	$105.2	$101.1
Profit	$4.9	$5.9
Margin	4.7%	5.8%
For the full year, the segment’s sales grew by 4% over 2005. Sales benefited from an increase in the value of engine shipments, but parts and service sales declined, which led to a less profitable product mix and a decline in the segment’s profits and profit margins. Charges related to contract loss provisions reduced segment income by $3.1 million in 2006 and by $3.5 million in 2005.
Cash Flows
Cash flows from operating activities declined slightly to $75.8 million in 2006, compared to $76.4 million in 2005.
The company’s segments improved their cash flows by about $13 million over 2005, despite a $9 million increase in capital spending. However, net asbestos-related cash outflows increased by $16 million and offset the improvement in segment cash flows.
Total asbestos payments declined slightly to $126 million from $129 million in 2005, despite the payment in 2006 of about $15 million for verdicts rendered in previous years. These payments and lower insurance recoveries resulted in $38 million in net cash outflows for asbestos claims and expenses. This compares to $22 million a year ago, when the company received higher payments of insolvent insurance and a significant payment of delinquent insurance.
Capital expenditures were $41.3 million, or 28% above 2005, as spending on the modernization of Garlock’s Palmyra facility increased and as EnPro made other investments to improve the performance and competitiveness of its operations. Spending on acquisitions was $27.3 million in 2006, compared to $1.7 million in 2005.

The company’s unrestricted cash balance at the end of 2006 was $161.0 million. The balance increased during the year when approximately $40 million of previously restricted cash was reclassified to unrestricted cash after the settlement of prior-year asbestos verdicts against Garlock Sealing Technologies.
Asbestos Claims and Insurance
New asbestos claims continued to be filed at historically low levels. EnPro’s Garlock subsidiary received 7,700 new claims in 2006, a 50% decline from 2005 and more than 80% below the peak of new claims filings in 2003. This rate of new filings is the lowest of any year in the past 20 years and also includes a decline in mesothelioma cases. Garlock received three favorable jury verdicts and only one adverse verdict in 2006. The adverse verdict is currently being appealed.
The company completed an agreement with a group of U.S. insurers during the fourth quarter that resolved a three-year dispute. Under the agreement, Garlock will receive total payments from the group of $194 million over 11 years, beginning in 2007. At the end of the fourth quarter, EnPro had total solvent insurance of $468.1 million available for the payment of asbestos claims and expenses against its subsidiaries.
Outlook
“We completed another year of substantial improvement in 2006, and our progress should continue in 2007,” said Schaub. “Our balance sheet should remain strong as our businesses continue to generate cash and net outflows for asbestos claims and expenses decline. Strong cash flows will help us as we seek attractive acquisitions and expand our operations into new markets, including China and India. Strong markets, international expansion and acquisitions should combine to increase our sales and segment profits and to improve our results as we continue to execute the strategies that have made us successful over the past five years.”
Conference Call Information
EnPro will hold a conference call today, February 15, at 9:00 a.m. Eastern Time to discuss fourth quarter and year end earnings. To participate in the call, dial (866) 409-1562 approximately 10 minutes before the call begins. The call will also be webcast at http://www.enproindustries.com.
A replay of the call will be available on the company’s website or by telephone approximately two hours after the call. To listen to the telephone replay, dial (888) 203-1112 and enter the access code 8387401. The telephone replay will be available on the company’s website and by telephone through February 21, 2007.
Forward-Looking Statements
Statements in this release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They involve a number of risks and uncertainties that may cause actual events and results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to: the resolution of current and potential future asbestos claims against certain of our subsidiaries which depends on such factors as the possibility of asbestos reform legislation, the financial viability of insurance carriers, the timing of payments of claims and related expenses, the timing of insurance collections, limitations on the amount that may be recovered from insurance carriers, the bankruptcies of other defendants and the results of litigation; general economic conditions in the markets served by our businesses, some of which are cyclical and experience periodic downturns; prices and availability of raw materials; and the amount of any payments required to satisfy contingent liabilities related to discontinued operations of our predecessors, including liabilities for certain products, environmental matters, guaranteed debt and lease payments, employee benefit obligations and other matters. Our filings with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2005, and the Forms 10-Q for the quarters ended March 31, June 30 and September 30, 2006 describe these and other risks and uncertainties in more detail. We do not undertake to update any forward-looking statement made in this release to reflect any change in management’s expectations or any change in the assumptions or circumstances on which such statements are based.

EnPro Industries, Inc. is a leader in sealing products, metal polymer and filament wound bearings, compressor systems, diesel and dual-fuel engines and other engineered products for use in critical applications by industries worldwide. For more information about EnPro, visit the company’s website at http://www.enproindustries.com.

EnPro Industries, Inc.
Consolidated Statements of Operations (Unaudited)
For the Quarters and Years Ended December 31, 2006 and 2005
(Stated in Millions of Dollars, Except Per Share Data)

	Quarters Ended		Years Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2006	2005	2006	2005

Sales	$244.8	$207.1	$928.4	$838.6

Operating costs and expenses:
Cost of sales	165.2	143.0	621.1	565.7
Selling, general and administrative expenses	50.4	42.7	196.3	183.8
Asbestos-related expenses	305.1	(1.6)	359.4	11.7
Restructuring and other costs	0.4	0.6	2.3	1.0
Loss (gain) on sale of assets, net	0.4	(5.8)	0.6	(5.8)

Total operating costs and expenses	521.5	178.9	1,179.7	756.4

Operating income (loss)	(276.7)	28.2	(251.3)	82.2

Interest expense	(2.0)	(2.9)	(8.1)	(9.7)
Interest income	1.3	1.5	4.9	3.6
Other income	—	1.1	0.3	16.0

Income (loss) before income taxes	(277.4)	27.9	(254.2)	92.1

Income tax benefit (expense)	103.8	(10.4)	95.3	(33.5)

Net income (loss)	$(173.6)	$17.5	$(158.9)	$58.6

Basic earnings (loss) per share	$(8.28)	$0.84	$(7.60)	$2.83

Average common shares outstanding (millions)	21.0	20.8	20.9	20.7

Diluted earnings (loss) per share	$(8.28)	$0.82	$(7.60)	$2.75

Average common shares outstanding (millions)	21.0	21.4	20.9	21.3

EnPro Industries, Inc.
Consolidated Statements of Cash Flows (Unaudited)
For the Years Ended December 31, 2006 and 2005
(Stated in Millions of Dollars)

	2006	2005

Operating activities
Net income (loss)	$(158.9)	$58.6
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	26.4	24.0
Amortization	8.8	7.3
Deferred income taxes	(104.5)	14.6
Stock-based compensation	5.7	2.9
Loss (gain) on sale of assets	0.6	(5.8)
Change in assets and liabilities, net of effects of acquisitions of businesses:
Asbestos liabilities, net of receivables	321.4	(10.1)
Receivables	(7.9)	(3.7)
Inventories	(9.7)	(8.6)
Accounts payable	3.7	2.6
Other current assets and liabilities	(4.2)	4.4
Other non-current assets and liabilities	(5.6)	(9.8)

Net cash provided by operating activities	75.8	76.4

Investing activities
Purchases of property, plant and equipment	(41.3)	(32.2)
Proceeds from sales of assets	0.2	7.9
Receipts from (deposits into) restricted cash accounts	39.8	(41.1)
Acquisitions, net of cash acquired	(27.3)	(1.7)
Other	1.1	3.0

Net cash used in investing activities	(27.5)	(64.1)

Financing activities
Borrowings	—	172.5
Repayments of debt	(0.5)	(152.1)
Purchase of call options related to convertible debentures	—	(26.7)
Debt issue costs	(0.6)	(5.2)
Proceeds from issuance of common stock	0.7	1.1
Other	1.1	1.3

Net cash provided by (used in) financing activities	0.7	(9.1)

Effect of exchange rate changes on cash and cash equivalents	2.5	(1.7)

Net increase in cash and cash equivalents	51.5	1.5
Cash and cash equivalents at beginning of year	109.5	108.0

Cash and cash equivalents at end of year	$161.0	$109.5

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$7.9	$10.1
Income taxes	$13.0	$13.1
Payments for asbestos-related claims and expenses, net of insurance recoveries	$38.0	$21.8

EnPro Industries, Inc.
Consolidated Balance Sheets (Unaudited)
As of December 31, 2006 and 2005
(Stated in Millions of Dollars)

	2006	2005

Current assets
Cash and cash equivalents (unrestricted)	$161.0	$109.5
Accounts and notes receivable	138.3	114.0
Asbestos insurance receivable	71.3	104.7
Inventories	79.3	65.0
Other current assets	22.4	23.1

Total current assets	472.3	416.3

Property, plant and equipment	166.3	147.7
Goodwill	161.6	144.7
Other intangible assets	70.1	62.5
Asbestos insurance receivable	396.7	388.1
Restricted cash	1.3	41.1
Deferred income taxes	80.2	—
Other assets	58.1	75.8

Total assets	$1,406.6	$1,276.2

Current liabilities
Accounts payable	$62.2	$55.6
Asbestos liability	88.8	81.6
Other accrued expenses	74.1	70.4

Total current liabilities	225.1	207.6

Long-term debt	185.7	185.2
Deferred income taxes	—	23.3
Retained liabilities of previously owned businesses	27.7	28.2
Environmental liabilities	25.1	27.7
Asbestos liability	479.1	189.7
Other liabilities	60.0	74.6

Total liabilities	1,002.7	736.3

Shareholders’ equity
Common stock	0.2	0.2
Additional paid-in capital	418.9	411.4
Retained earnings (accumulated deficit)	(41.0)	117.9
Accumulated other comprehensive income	27.3	12.0
Common stock held in treasury, at cost	(1.5)	(1.6)

Total shareholders’ equity	403.9	539.9

Total liabilities and shareholders’ equity	$1,406.6	$1,276.2

EnPro Industries, Inc.
Segment Information (Unaudited)
For the Quarters and Years Ended December 31, 2006 and 2005
(Stated in Millions of Dollars)
Sales

	Quarters Ended		Years Ended
	December 31,		December 31,
	2006	2005	2006	2005

Sealing Products	$108.9	$93.7	$432.5	$392.9
Engineered Products	96.8	82.6	391.7	346.0
Engine Products and Services	39.4	31.0	105.2	101.1

	245.1	207.3	929.4	840.0
Less intersegment sales	(0.3)	(0.2)	(1.0)	(1.4)

	$244.8	$207.1	$928.4	$838.6

Segment Profit

	Quarters Ended		Years Ended
	December 31,		December 31,
	2006	2005	2006	2005

Sealing Products	$19.0	$12.4	$76.5	$66.1
Engineered Products	13.5	10.3	61.5	45.4
Engine Products and Services	5.0	4.0	4.9	5.9

	$37.5	$26.7	$142.9	$117.4

Segment Profit Margin

	Quarters Ended		Years Ended
	December 31,		December 31,
	2006	2005	2006	2005

Sealing Products	17.4%	13.2%	17.7%	16.8%
Engineered Products	13.9%	12.5%	15.7%	13.1%
Engine Products and Services	12.7%	12.9%	4.7%	5.8%

	15.3%	12.9%	15.4%	14.0%

Reconciliation of Segment Profit to Net Income (Loss)

	Quarters Ended		Years Ended
	December 31,		December 31,
	2006	2005	2006	2005

Segment profit	$37.5	$26.7	$142.9	$117.4
Corporate expenses	(8.8)	(5.6)	(31.6)	(25.5)
Asbestos-related expenses	(305.1)	1.6	(359.4)	(11.7)
Gain (loss) on sale of assets	(0.4)	5.8	(0.6)	5.8
Interest expense, net	(0.7)	(1.4)	(3.2)	(6.1)
Other income (expense), net	0.1	0.8	(2.3)	12.2

Income (loss) before income taxes	(277.4)	27.9	(254.2)	92.1
Income tax benefit (expense)	103.8	(10.4)	95.3	(33.5)

Net income (loss)	$(173.6)	$17.5	$(158.9)	$58.6

Segment profit is total segment revenue reduced by operating expenses and restructuring and other costs identifiable with the segment. Corporate expenses include general corporate administrative costs. Expenses not directly attributable to the segments, corporate expenses, net interest expense, asbestos-related expenses, gains/losses or impairments related to the sale of assets and income taxes are not included in the computation of segment profit. The accounting policies of the reportable segments are the same as those for the Company.

EnPro Industries, Inc.
Reconciliation of Income Before Asbestos-Related Expenses and Other Selected Items to Net Income (Loss) (Unaudited)
For the Quarters and Years Ended December 31, 2006 and 2005
(Stated in Millions of Dollars, Except Per Share Data)

	Quarters Ended December 31,
	2006		2005
	$	Per share	$	Per share

Income before asbestos-related expenses and other selected items	$17.6	$0.81	$12.5	$0.59

Adjustments (net of tax):

Asbestos-related expenses	(190.7)	(9.07)	1.0	0.04

Legal and environmental reserve adjustments	—	—	2.9	0.14

Gain (loss) on sale of assets	(0.3)	(0.01)	3.7	0.17

Mark-to-market adjustment for call options	—	—	(2.2)	(0.10)

Restructuring and other costs	(0.2)	(0.01)	(0.4)	(0.02)

Impact — increase (decrease)	(191.2)	(9.09)	5.0	0.23

Net income (loss)	$(173.6)	$(8.28)	$17.5	$0.82

	Years Ended December 31,
	2006		2005
	$	Per share	$	Per share

Income before asbestos-related expenses and other selected items	$66.6	$3.09	$51.9	$2.43

Adjustments (net of tax):

Asbestos-related expenses	(224.6)	(10.65)	(7.3)	(0.34)

Legal and environmental reserve adjustments	—	—	2.9	0.14

Crucible back-up trust adjustment	—	—	6.9	0.32

Restructuring and other costs	(1.4)	(0.06)	(0.6)	(0.03)

Gain (loss) on sale of assets	(0.4)	(0.02)	3.7	0.17

Other	0.9	0.04	0.2	0.01

Tax accrual adjustments	—	—	0.9	0.05

Impact — increase (decrease)	(225.5)	(10.69)	6.7	0.32

Net income (loss)	$(158.9)	$(7.60)	$58.6	$2.75

Management of the Company believes that it would be helpful to the readers of the financial statements to understand the impact of certain items on the Company’s reported net income and earnings per share, including items that may recur from time to time.This presentation enables readers to better compare EnPro Industries, Inc. to other diversified industrial manufacturing companies that do not incur significant asbestos-related expenses, the sporadic impact of restructuring activities or discontinued operations. Management acknowledges that there are many items that impact a company’s reported results and this list is not intended to present all items that may have impacted these results.
The amounts above, which may be considered non-GAAP financial measures, are shown on an after-tax basis and, with the exception of the tax accrual adjustments, have been calculated by applying a 37.5% assumed effective tax rate to the pre-tax amount. The tax accrual adjustments have already been stated in after-tax amounts.The pre-tax amounts for each of the other items are separately presented in the accompanying consolidated statements of operations except that the Crucible back-up trust adjustment ($11.0 million), the legal and environmental reserve adjustments ($4.6 million) and the mark-to-market adjustment for call options ($3.5 million) are included in other income.The pre-tax amount reflected above for “other” ($1.5 million and $0.4 million for the years ended December 31, 2006 and 2005, respectively) are included in selling, general and administrative expenses and other income.The tax accrual adjustments are reflected in income tax expense.Per share amounts were calculated by dividing by the weighted-average shares of common stock outstanding during the periods.